Exhibit 5.1

ATTORNEYS AT LAW	Broomfield, CO
720 566-4000
Five Palo Alto Square	Reston, VA
3000 El Camino Real	703 456-8000
Palo Alto, CA	San Diego, CA
94306-2155	858 550-6000
Main 650 843-5000	San Francisco, CA
Fax 650 849-7400	415 693-2000

May 13, 2005

XenoPort, Inc.
3410 Central Expressway
Santa Clara, California 95051

Ladies and Gentlemen:

www.cooley.com

SUZANNE SAWOCHKA HOOPER
(650) 843-5180
hooperss@cooley.com

You have requested our opinion with respect to certain matters in connection with the filing by XenoPort, Inc. (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering an underwritten public offering of up to five million seven hundred fifty thousand (5,750,000) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, including seven hundred fifty thousand (750,000) shares that may be sold pursuant to the exercise of an over-allotment option.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the general corporation law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ Suzanne Sawochka Hooper

Suzanne Sawochka Hooper